EXHIBIT 3.2
LIMITED LIABILITY COMPANY AGREEMENT
OF
SECURED PRINCIPAL, LLC
A DELAWARE LIMITED LIABILITY COMPANY
THE INTERESTS CREATED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR WITH THE SECURITIES AUTHORITIES OF ANY STATE UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SUCH LAWS OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IF AVAILABLE. THE SALE OR TRANSFER OF SUCH INTERESTS IS SUBJECT TO CERTAIN ADDITIONAL RESTRICTIONS DESCRIBED IN THIS LIMITED LIABILITY COMPANY AGREEMENT.

TABLE OF CONTENTS

1.	Definitions		1

2.	Formation and Organization		1

	2.1	Formation	1
	2.2	Disclaimer of Partnership	1
	2.3	Name and Place of Business	1
	2.4	Title to Assets; No Partition	1
	2.5	Purpose	1
	2.6	Agent for Service of Process	2
	2.7	Term	2

3.	Membership		2

	3.1	Members	2
	3.2	Personal Nature of Membership Interests	2
	3.3	Liability Limitation	2
	3.4	Additional Members	2
	3.5	Admission of Substitute Members	2
	3.6	Resignation or Withdrawal	2
	3.7	Management Rights of Members	2

4.	Capital Contributions		2

	4.1	Original Capital Contributions	2
	4.2	Additional Capital Contributions	2
	4.3	Capital Accounts	2

5.	Management of the Company		3

	5.1	Exclusive Management by the Manager	3
	5.2	Agency Authority of Manager	3
	5.3	Death, Disability or Bankruptcy of a Manager	3
	5.4	Removal of a Manager	3
	5.5	Powers of Manager	4
	5.6	Limitations on Power of the Manager	4
	5.7	Contractual Duties	5
	5.8	Transactions between the Company and the Manager	5
	5.9	Expenses	5

6.	Indemnification And Insurance		5

	6.1	Indemnification of Agents	5
	6.2	Insurance	5

7.	Time and Effort		6

8.	Independent Activities		6

9.	Allocations of Profit and Loss		6

	9.1	Loss	6
	9.2	Profit	6
	9.3	Special Allocations	6
	9.4	Certain Additional Allocations	7
	9.5	Compliance with Law and Regulations	7
	9.6	Tax Elections and Determinations	7
	9.7	Authority of Tax Matters Member	8

i

	9.8	Allocations upon Transfers of Membership Interests	8

10.	Distributions		8

	10.1	Distributions	8
	10.2	Withholding Taxes	8
	10.3	No Distributions in Kind	9

11.	Transfer of Membership Interests		9

	11.1	Transfer	9
	11.2	Transfer Void	9

12.	Company Accounting		9

	12.1	Partnership Tax Treatment	9
	12.2	Method of Accounting	9
	12.3	Fiscal Year	9
	12.4	Financial and Business Records	9

13.	Occurrence of an Event of Default		10

14.	Purchase Rights Upon Occurrence of Option Events		10

	14.1	Option Events	10
	14.2	Obligation to Serve Notice	11
	14.3	Exercise of Option by Affected Member or Company	12
	14.4	Purchase Price	13
	14.5	Failure of Selling Person to Cooperate with Purchase	13
	14.6	Closing for Purchase and Sale of Membership Interest	13
	14.7	Consent of Spouse or Domestic Partner	14

15.	Dissolution, Liquidation and Termination of the Company		14

	15.1	Limitations	14
	15.2	Cause of Dissolution	14
	15.3	Authority to Wind Up	14
	15.4	Liquidation of the Company	14
	15.5	Filing Certificates of Dissolution and Cancellation	15

16.	Investment Representations		15

17.	Miscellaneous Provisions		16

	17.1	Amendment	16
	17.2	Attorney Fees	16
	17.3	Authority	16
	17.4	Consents	16
	17.5	Counterparts	16
	17.6	Exhibits and Appendices	16
	17.7	Interpretation	16
	17.8	Notices	16
	17.9	References	16
	17.10	Third-Party Rights	16
	17.11	Time	16
	17.12	Waiver	17

ii

LIMITED LIABILITY COMPANY AGREEMENT
OF
SECURED PRINCIPAL, LLC
A DELAWARE LIMITED LIABILITY COMPANY
     This Limited Liability Company Agreement of SECURED PRINCIPAL, LLC, a Delaware limited liability company (the “Company”), effective as of the Effective Date, is made by and among Tony Brandlin (the “Manager”) and the Packard Family Trust dated June 23, 2003 (the “Packard Trust”) and the Stewart Family Trust dated August 13, 1990 as restated (the “Stewart Trust” and, together with the Packard Trust, the “Members”).
AGREEMENT
     The Members agree as follows:
     1. Definitions. Capitalized terms used herein are defined within the Agreement in quotations or in Appendix 1.
     2. Formation and Organization.
          2.1 Formation. The Members have formed a limited liability company pursuant to the LLC Act and the laws of Delaware. The Members have caused to be filed (a) the Certificate in the office of the Delaware Secretary of State; and (b) such additional documents as are legally required to register the Company to transact intrastate business in the State of California. The Manager, acting alone, is the authorized person for purposes of filing all documents with the state governmental authorities. In addition, Laura Leszt, an individual, is the authorized person for purposes of executing and filing the Certificate of Formation of the Company. The Members shall execute all documents and undertake all other acts as the Manager reasonably deems necessary for the continuation and operation of the Company.
          2.2 Disclaimer of Partnership. The Members have formed the Company under the LLC Act to be a limited liability company and expressly do not intend to form a partnership. If any Member represents to any Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs any costs, claims or personal liability by reason of such wrongful representation. Notwithstanding the foregoing, the Members intend that the Company be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. No Member may act inconsistently with this Agreement.
          2.3 Name and Place of Business. The name of the Company is SECURED PRINCIPAL, LLC. The initial principal place of business for the Company shall be 2600 Michelson Drive, Suite 920, Irvine, CA 92612 unless changed by the Manager.
          2.4 Title to Assets; No Partition. Title to all assets acquired by the Company shall be held in the name of the Company. Each Member irrevocably waives all its rights to maintain an action for partition of any Company assets.
          2.5 Purpose. The purpose of the Company is to: (i) borrow funds from third-parties (collectively, “Investors”) and issue notes to the Investors evidencing the borrowings from the Investors; (ii) invest in real estate assets (collectively, “Assets” and, each, individually, an “Asset”) through making loans (“Loans”) to the entities that own the Assets (“Ownership Entities”); and (iii) engage in all lawful business, acts and activities in connection therewith. The Loans will be memorialized by notes issued by the Ownership Entities for the benefit of the Company (collectively, “Secured Notes”) secured by a pledge of ownership interests in the Ownership Entities and, if permitted by any third-party lenders with senior trust deeds recorded against any of the Assets, a subordinated deed of trust against the Asset in question. It is the intention of the Company to hold the Secured Notes as long term investments.

          2.6 Agent for Service of Process. Until the Manager appoints a different person as the agent for service of process, the Company’s agent for service of process in Delaware shall be Paracorp Incorporated, 40 E. Division Street, Suite A, Dover, Delaware 19901 and in California shall be Steven Lovette, 2600 Michelson Drive, Suite 920, Irvine, CA 92612.
          2.7 Term. The term of this Agreement shall commence on the Effective Date, and shall continue indefinitely unless terminated sooner in accordance with this Agreement or as otherwise provided by law.
     3. Membership.
          3.1 Members. The Members of the Company are the Packard Trust and Stewart. The Membership Interest owned by Members who are married or in a domestic partnership shall be treated as single Membership Interests of the marriage or domestic partnership unless otherwise divided or separated in connection with death of a spouse or domestic partner or legal termination of the relationship.
          3.2 Personal Nature of Membership Interests. The Membership Interests shall be personal property for all purposes. All property, real or personal, which the Company owns, shall be deemed owned by the Company as an entity and no Member shall have an ownership interest therein.
          3.3 Liability Limitation. Each Member’s liability for the debts and obligations of the Company shall be limited as set forth in the LLC Act and other applicable law.
          3.4 Additional Members. Additional Persons may be issued Membership Interests and admitted to the Company as Members upon terms determined by all of the Members.
          3.5 Admission of Substitute Members. No Assignee of a Membership Interest may be admitted as a Substitute Member with all the rights of the Member who assigned the Membership Interest without the Approval of a Majority in Interest. The Members hereby irrevocably consent to the admission at any time of any Permitted Transferee as a Substitute Member provided such Permitted Transferee agrees to be bound by this Agreement and, unless otherwise determined by the Members, agrees that any Option Event occurring to the original Member who transferred such Membership Interest to such Permitted Transferee shall be deemed to have occurred with respect to such Permitted Transferee and shall make such Permitted Transferee a “Selling Person” for purposes of triggering the purchase options set forth in Section 14. If so admitted, the Substitute Member shall otherwise have all the rights and duties of the Member who assigned the Membership Interest. Admission of a Substitute Member shall not release an assigning Member from any liability to the Company.
          3.6 Resignation or Withdrawal. Except as provided in this Agreement, no Member may resign or withdraw from membership in the Company or withdraw that Member’s Economic Interest.
          3.7 Management Rights of Members. Except for the rights specifically provided in this Agreement, no Member shall have any right to participate in management of the Company. The management of the Company shall be exclusively by the Manager.
     4. Capital Contributions.
          4.1 Original Capital Contributions. The Packard Trust and Stewart have made the initial Capital Contributions to the Company as set forth in Exhibit A.
          4.2 Additional Capital Contributions. The Members shall not be required to make additional Capital Contributions to the Company.
          4.3 Capital Accounts.
               4.3.1 Additions to Capital Account. Each Member’s Capital Account shall be increased by: (a) such Member’s Capital Contributions; (b) such Member’s distributive share of Profit; (c) any items in the nature of income or gains that are specially allocated; and (d) the amount of any Company liabilities assumed by such Member or secured by any Company property distributed to such Member.
               4.3.2 Subtractions from Capital Account. Each Member’s Capital Account shall be decreased by: (a) the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of liabilities encumbering such distributed property that the recipient Member is considered to assume pursuant to Code Section 752); (b) such Member’s distributive share of Loss; (c) any items in the nature of expenses or losses which are specially allocated pursuant to the terms hereof; and (d) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
               4.3.3 Compliance with Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with the Regulations. The Members may modify the manner in which the Capital Accounts are computed to comply with the Regulations if it is not likely to have a material effect on the amounts distributed to any Member upon dissolution of the Company.
               4.3.4 Capital Account Adjustment. If the Gross Asset Values of Company assets are adjusted as described in the definition of Gross Asset Value in Appendix 1, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such net adjustment.
     5. Management of the Company.
          5.1 Exclusive Management by the Manager. The business, Property and affairs of the Company shall be managed exclusively by the Manager. Except for situations in which the approval of the Members is expressly required by this Agreement, the Manager shall have the full, complete and exclusive authority, power and discretion to manage and control the business, Property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, Property and affairs. The Manager may appoint officers at any time. The officers of the Company, if deemed necessary by the Manager, may include a chief executive officer, president, vice president(s), secretary, chief financial officer, treasurer, and such other officers as the Manager deems appropriate. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the Manager. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Manager at any time. Any officer may resign at any time by giving written notice to the Manager. The Company shall initially have a chief executive officer, who shall initially be Steven Lovette, and a chief financial and accounting officer, who shall initially be Anthony Boychenko.
          5.2 Agency Authority of Manager. Unless otherwise provided in this Agreement, the Manager, acting alone is authorized to execute and deliver any document, instrument, agreement, check, draft, deed, conveyance, evidence of indebtedness or encumbrance of, or security interest in, any of the Property of the Company. The execution by the Manager of such documents shall bind the Company even if approval of such documents is required by an Approval of a Majority in Interest. The Manager shall be entitled to delegate to officers of the Company the authority to make any decisions, sign any documents or otherwise bind the Company that the Manager is entitled to undertake without the Approval of the Members and that the Manager is entitled to undertake after an action has received the Approval of the Members.
          5.3 Death, Disability or Bankruptcy of the Manager. In the event of the death, permanent disability or Bankruptcy of the Manager, such Manager shall be automatically terminated and removed as the Manager of the Company.
          5.4 Removal and Replacement of a Manager. The Members may remove the Manager at any time by a vote or written consent of a Majority in Interest. A Majority in Interest may replace the terminated or removed Manager.

          5.5 Powers of the Manager. Without limiting the generality of Section 5.1, but subject to the other provisions of this Agreement, the Manager shall have all necessary powers to manage and carry out the purposes, business, and affairs of the Company, including without limitation the power to:
               5.5.1 Monitor, supervise and manage all aspects of the business of the Company.
               5.5.2 Open bank accounts in the name of the Company, and to draw checks on such bank accounts, control such bank accounts, grant security interests in such bank accounts, and issue other orders on such bank accounts.
               5.5.3 Establish investment accounts in the name of the Company, provide all instructions and orders on Company investment accounts, and grant security interests in such investment accounts.
               5.5.4 Review, select, analyze, structure, negotiate, complete and enter into, execute and consummate all agreements, instruments and other documents and do all other acts the Manager deems advisable in connection with the business of the Company.
               5.5.5 Purchase, receive, lease or otherwise acquire and deal with any real or personal property, wherever located.
               5.5.6 Sell, convey, mortgage, pledge, lease, exchange, or otherwise dispose of any real or personal property.
               5.5.7 Make the Loans evidenced by the Secured Notes, invest and reinvest the Company’s funds.
               5.5.8 Borrow money and incur indebtedness for the purposes of the Company, and cause to be executed and delivered therefor in the Company name promissory notes, bonds, debentures, deeds of trust, mortgages, security interests, pledges, hypothecations or other evidences of debt and securities therefor.
               5.5.9 Change the principal executive office of the Company from one location to another, and fix and locate from time to time one or more subsidiary offices of the Corporation.
               5.5.10 Select and remove all of the officers, agents and employees of the Company, prescribe such powers and duties for them as may not be inconsistent with law, with the Certificate or this Agreement, delegate powers of the Manager to such officers, agents and employees and in the discretion of the Manager require from them security for faithful service.
               5.5.11 Participate in partnership agreements, joint ventures, or other associations of any kind with any Person or Persons.
               5.5.12 Sue on, defend or compromise any and all claims or liabilities in favor of or against the Company; submit any and all such claims or liabilities to arbitration; and confess a judgment against the Company in connection with any litigation in which the Company is involved.
               5.5.13 Retain legal counsel, auditors and other professionals in connection with the Company business and pay such remuneration for such services as the Manager may determine.
          5.6 Limitations on Power of the Manager. The Manager shall not have the authority under this Agreement to cause the Company to engage in the following transactions without first obtaining the Approval of a Majority in Interest:
               5.6.1 Dissolve the Company.

               5.6.2 Merge the Company with any other entity whether or not the Company is the surviving entity.
               5.6.3 Dispose of all or substantially all of the Company’s assets.
               5.6.4 Convert the Company into another form of entity.
               5.6.5 Replace a Manager who has been removed or terminated.
               5.6.6 Change the business purposes of the Company.
               5.6.7 On any other matter submitted to the Members by the Manager or on any matter where the Manager’s authority is limited as provided in this Agreement or otherwise.
          5.7 Contractual Duties. The duties of the Members and the Manager shall be the contractual duties provided in this Agreement and the implied covenant of good faith and fair dealing arising out of the provisions of this Agreement as provided under the laws of Delaware. The duties of the Members and the Manager to another Member or Manager or to another Person that is otherwise benefited or bound by this Agreement shall be limited as provided in Section 18-1101(d) of the LLC Act.
          5.8 Transactions between the Company and the Manager. Although it may be a conflict of interest, upon approval of a Majority in Interest, the Manager or any Affiliate may engage in any transaction involving the Company or its Property (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, or other compensation or other terms of employment).
          5.9 Expenses. The Company shall pay or reimburse the Manager and the Members for expenses to prepare this Agreement (including, without limitation, legal and accounting fees and costs). The Company shall also pay or reimburse the Manager for reasonable and necessary business expenses incurred by the Manager in conjunction with performing the duties as Manager under this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by the Manager upon submission of the request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy, as well as applicable federal and state tax record keeping requirements.
     6. Indemnification And Insurance.
          6.1 Indemnification of Agents. The Company shall defend, indemnify and hold any Member or Manager harmless and the Company may, in the discretion of the Manager, defend, indemnify and hold any other person harmless who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or other legal proceeding by reason of the fact that he, she or it is or was a Member, Manager, officer, employee, legal representative or other agent of the Company or that, being or having been such a Member, Manager, officer, employee, legal representative or agent of the Company, he or she was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons referred to as “Indemnified Parties”) to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may provide after the date of this Agreement. The Manager shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any person entitled to be indemnified by the Company under this Agreement upon such terms and conditions as the Manager deems appropriate in the Manager’s business judgment. The Manager may, in the Manager’s sole discretion, cause the Company to pay for the defense costs of any Indemnified Parties prior to any decision, award or judgment.
          6.2 Insurance. The Company shall maintain insurance including, without limitation, general business liability insurance with coverage for nonowned automobile liability, property and casualty insurance, coverage required under any office or equipment lease, coverage required by lenders, workmen’s compensation insurance and such other insurance coverage as may be determined appropriate by the Manager.

     7. Time and Effort. The Manager shall not be required to devote all of the Manager’s business time and efforts to the Company. The Manager shall only be required to devote such time and attention to the Company and its business as is reasonably necessary to manage its affairs in accordance with sound business practices.
     8. Independent Activities. The Manager, each Member, or any Affiliate of the Manager or any Member may engage in or possess an interest in any other business or venture of every nature and description, independently or with others, including those which may be the same as or similar to the Company’s business and in direct competition therewith. Neither the Company nor any Member shall have any right, by virtue of this Agreement, in and to such independent ventures or the income or profits derived therefrom. The Manager, the Members and their Affiliates have no duty to submit to the Company any business opportunities which may come to them or be presented to any corporation, joint venture, firm, individual or other entity in which they may be in any way interested, and the Manager, the Members and their Affiliates independently shall have the right to take for their own account or to recommend to others any such investment opportunity.
     9. Allocations of Profit and Loss.
          9.1 Loss. Loss shall be allocated among the Members as follows:
               9.1.1 First, to the extent of any previously allocated Profit under Section 9.2.2; and
               9.1.2 Second, proportionately in accordance with their respective positive Capital Accounts until reduced to zero; and
               9.1.3 Finally, proportionately in accordance to their ownership of Membership Interest Percentages.
          9.2 Profit. Profit shall be allocated among the Members as follows:
               9.2.1 First, proportionately in accordance with any Loss previously allocated to them in reverse order of the priority of allocation of Loss, less any Profit previously allocated under this Section 9.2.1.
               9.2.2 Second, the balance to the Members proportionately in accordance with their Membership Interest Percentages.
          9.3 Special Allocations. Notwithstanding anything to the contrary in this Section 9:
               9.3.1 Certain Special Allocations. The following special allocations shall be made in the following order:
               (a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a fiscal year, each Member shall be specially allocated, before any other allocation under this Section 9, items of Company income and gain for such fiscal year (and, if necessary, subsequent years) in proportion to and to the extent of an amount equal to such Member’s share of the net decrease in Company Minimum Gain determined in accordance with Regulation section 1.704-2(g)(2). This Section 9.3.1(a) is intended to comply with, and shall be interpreted consistently with, the “minimum gain chargeback” provisions of Regulation section 1.704-2(f).
               (b) Company Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section 9 except Section 9.3.1(a) hereof, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year of the Company, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation section 1.704-2(i)(4). This Section 9.3.1(b) is intended to comply with the minimum gain chargeback requirement of that section of the Regulations and shall be interpreted consistently therewith.
               (c) Qualified Income Offset. Notwithstanding any other provision of this Section 9 except Section 9.3.1(a) and Section 9.3.1(b) hereof, if either Member unexpectedly receives any adjustment, allocation or distribution described in clauses (4), (5) or (6) of Regulation section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit, if any, created by such adjustment, allocation or distribution as quickly as possible. This Section 9.3.1(c) is intended to constitute a “qualified income offset” within the meaning of Regulation section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.
               9.3.2 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Members in proportion to the Member’s respective Membership Interest Percentage.
               9.3.3 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Member who bears (or is deemed to bear) the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation section 1.704-2(i)(2).
          9.4 Certain Additional Allocations.
               9.4.1 Assets Distributed In Kind. With respect to assets distributed in kind to the Members, (a) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be Profit or Loss realized by the Company immediately prior to the distribution; and (b) such Profit or Loss shall be allocated to the Capital Accounts pursuant to Section 9.1 hereof. Any Property so distributed shall be treated as a distribution to the Members to the extent of the value as determined by the Manager less the amount of any liability related thereto that is assumed by the Member receiving such distribution or is secured by the Property distributed. Nothing contained in this Section 9.4 or elsewhere in this Agreement is intended to treat or cause such distributions to be treated as sales for value. For the purposes of this Section 9.4.1, “unrealized appreciation” or “unrealized depreciation” shall mean the difference between the value of such assets as determined by the Manager and the Company’s basis for such assets.
               9.4.2 IRC Section 704(c) Allocation. Any item of income, gain, loss and deduction with respect to any Property (other than cash) that has been contributed by a Member to the capital of the Company or which has been revalued pursuant to clause (d) of the definition of “Capital Account” and which is required or permitted to be allocated to such Member for income tax purposes under section 704(c) of the Code so as to take into account the variation between the tax basis of such Property and its fair market value at the time of its contribution shall be allocated solely for income tax purposes in the manner so required or permitted under Code section 704(c) using the “traditional method” described in Regulation section 1.704-3(b), except that any other method allowable under applicable Regulations may be used for any contribution of Property as to which there is agreement among the contributing Members.
          9.5 Compliance with Law and Regulations. It is the intent of the Members that each Member’s distributive share of Company tax items be determined in accordance with Section 9 to the fullest extent permitted by sections 704(b) and 704(c) of the Code. Therefore, notwithstanding anything to the contrary contained herein, if the Company is advised that, as a result of the adoption of new or amended regulations pursuant to Code sections 704(b) and 704(c), or the issuance of authorized interpretations, the allocations provided in this Section 4 are unlikely to be respected for federal income tax purposes, the Members and the Manager shall amend the allocation provisions of this Agreement, on advice of accountants and legal counsel, to the minimum extent necessary to cause such allocation provisions to be respected for federal income tax purposes.
          9.6 Tax Elections and Determinations. The Manager shall from time to time cause the Company to make all tax elections as the Manager deems to be in the best interests of the Company and the Members. The Tax Matters Member shall be the “tax matters partner” within the meaning of Section 6231 of the Code and shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including judicial and administrative proceedings, and shall expend Company funds for professional services and costs associated therewith. If for any reason the Tax Matters Member can no longer serve in that capacity or ceases to be a Member, as the case may be, the Manager may designate another Tax Matters Member who shall be, to the extent possible, a Member.
          9.7 Authority of Tax Matters Member. The Tax Matters Member is hereby authorized, but not required to undertake the following:
               9.7.1 To enter into any settlement with the Internal Revenue Service or the Secretary of the Treasury with respect to any tax audit or judicial review, in which agreement the Tax Matters Member may expressly state that such agreement shall bind the other Members, except that such settlement agreement shall not bind any Member who (within the time prescribed pursuant to the Code and regulations thereunder) files a statement with the Secretary providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on the behalf of such Member.
               9.7.2 In the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Claims, and to prosecute an appeal from a judgment of any court.
               9.7.3 To intervene in any action brought by the other Members for judicial review of a final adjustment.
               9.7.4 To file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request.
               9.7.5 To enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item.
               9.7.6 To take any other action on behalf of the Members or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations, including retaining tax advisors to whom the Tax Matters Member may delegate such of its rights and duties as the Tax Matters Member may consider necessary and appropriate.
          9.8 Allocations upon Transfers of Membership Interests. Profit and Loss, together with corresponding tax items, shall be allocated between the transferring Member and the Substitute Member using any method selected by the Manager which is permitted by Section 706 of the Code.
     10. Distributions.
          10.1 Distributions. After set aside of reserves determined by the Manager, in the Manager’s sole discretion, to pay for known or contingent future liabilities of the Company, Distributions shall be made to the Members in proportion to, and to the extent of, the balance of their Capital Accounts remaining after all prior allocations and distributions have been taken into account. If all Capital Accounts of all Members have been reduced to zero, then any further Distributions shall be made to the Members in proportion to their Membership Percentage Interests.
          10.2 Withholding Taxes. If the Company is obligated to withhold and pay any taxes concerning any Member, any tax required to be withheld may be withheld from any Distribution otherwise payable to that Member, and may be paid to the appropriate tax authority. Any amount withheld and paid to the tax authority with respect to a Member shall be charged to that Member’s Capital Account as if the amount of such tax had been distributed to that Member.
          10.3 No Distributions in Kind. Except as otherwise specifically set forth herein, the Members shall not have the right to demand or receive property other than cash in return of Capital Contributions or as to Distributions.
     11. Transfer of Membership Interests.
          11.1 Transfer. Subject to Section 3.5 which permits a Transfer to a Permitted Transferee, a Member may Transfer any portion of his Membership Interest only if all of the following conditions are satisfied:
               11.1.1 The Assignee has agreed in writing to assume all of the obligations of the transferring Member concerning the Membership Interest Transferred, including the obligations imposed hereunder as a condition to any Transfer and the Option provisions as set forth in Section 14;
               11.1.2 A Majority in Interest has approved the Transfer to the proposed transferee (which approval may be withheld in the unfettered discretion of the nontransferring Members) and the Manager have approved the proposed assignment and assumption agreement, which must include at least: (a) the transferring Member’s name, (b) the Assignee’s name, address and taxpayer identification number, (c) the date on which the Membership Interest has been Transferred and (d) the transferring Member’s intent that the Assignee become a Member in its place to the extent of the Transferred Membership Interest;
               11.1.3 The Manager has concluded, which conclusion may be based upon an opinion of counsel satisfactory to the Manager, that such assignment or disposition would not (a) result in a violation of law or regulation, including any state or federal securities law or regulation; or (b) result in the Company being taxed as a corporation for federal income tax purposes.
          11.2 Transfer Void. Any attempted Transfer of a Membership Interest in contravention of this Agreement is void.
     12. Company Accounting.
          12.1 Partnership Tax Treatment. The Members intend the Company to be treated as a partnership for all federal income tax purposes. No Member shall assert, on any tax return or elsewhere, anything inconsistent with this intent, or do anything which could deny the Company the intended partnership tax treatment.
          12.2 Method of Accounting. The Company books shall be kept on a basis of accounting as determined by the Manager in the Manager’s sole discretion.
          12.3 Fiscal Year. The Company’s fiscal year (the “Fiscal Year”) is the calendar year unless changed by the Manager in accordance with applicable tax laws.
          12.4 Financial and Business Records.
               12.4.1 Records Maintenance. The Manager shall maintain or cause to be maintained financial and business records for the Company.
               12.4.2 Income Tax Data and Reports. The Manager shall send or cause to be sent to the Members, within ninety (90) days after the end of each Fiscal Year, such information as is necessary for the Members to complete their federal and state income tax or information returns together with an annual report which includes financial statements of the Company which may, but are not required to, be audited by independent certified public accountants.

     13. Occurrence of an Event of Default. Upon the occurrence of an Event of Default, a Majority in Interest of the Nondefaulting Members may, but need not, elect to dissolve the Company under Section 15, within thirty (30) days after the occurrence of the Event of Default, by giving notice of their election to the Defaulting Member. The rights of the Nondefaulting Members under this Section 13 shall not be the exclusive remedy of the Nondefaulting Members, but shall be in addition to all other rights and remedies of the Nondefaulting Members.
     14. Purchase Rights Upon Occurrence of Option Events.
          14.1 Option Events. Each Member individually and on behalf of its, his or her successors and assigns and each person obtaining ownership of any Membership Interest of a Member who is a party to this Agreement or any interest therein hereby grants to the Company and the other Members an option (the “Option”) to purchase the Membership Interest (including any Economic Interest transferred in contravention of this Agreement to any Assignee) of the granting Member or person, exercisable upon occurrence of any of the following events (the “Option Events”):
               14.1.1 Third Party Purchase Offer. If any Member proposes to sell or Transfer all or any portion of such Member’s Membership Interest in any transaction other than to a Permitted Transferee, then such Member shall be obligated to notify the Company and to permit the Company and the other Members to exercise an option to purchase such Membership Interest as provided in this Agreement.
               14.1.2 Attachment, Levy, Bankruptcy. If such Member files for Bankruptcy or is the subject of an involuntary Bankruptcy petition, or the Membership Interest of any Member is the subject of any attachment or levy, the Company and the other Members may exercise the option to purchase the Membership Interest owned by such Member as provided in this Agreement.
               14.1.3 Dissolution of Marriage or Domestic Relationship. If any Member who’s spouse or domestic partner is not named as a Member of the Company, is subject to any order, law or contract effectuating disposition of property in connection with any termination or dissolution of a marriage or other domestic relationship, and becomes a party to any property settlement agreement or court decree or order effectuating a Transfer or award of any portion of a Membership Interest of a Member to a Member’s spouse or other person in any domestic relationship, who is not a named Member, then the Affected Member (as defined below), the Company and the remaining Members may exercise the option to purchase the Membership Interest so transferred or awarded to any person who is not an Affected Member in accordance with this Agreement. For purposes of this Agreement, an “Affected Member” is a Member who (i) is an original Member of the Company at the time of formation or who becomes a Member upon admission as provided in Section 11.1 and (ii) who is required to Transfer any portion of a Membership Interest to any other person who is not a named Member of the Company pursuant to any property settlement agreement or court order or decree in connection with a dissolution of a marriage or other domestic relationship or severance of a joint or common ownership of Membership Interest.
               14.1.4 Failure to Obtain Consent of Spouse or Domestic Partner. If a Member becomes married or enters into a legally permitted domestic relationship in the future, failure of such Member to obtain the Consent of Spouse or Domestic Partner set forth in Section 14.7 of this Agreement within sixty (60) days after becoming married or a member of a domestic relationship, then the Company and the remaining Members may exercise the option to purchase the Membership Interest of the newly married or relationed Member in accordance with this Agreement.
               14.1.5 Event of Default. If any Member causes or suffers an Event of Default, then the Company and the Nondefaulting Members may exercise the option to purchase the Membership Interest of the Defaulting Member in accordance with this Agreement.
               14.1.6 Death. Upon the death of any Member such that there is no surviving named Member holding the entire Membership Interest of any Member who is married or a member of a domestic partnership, then the Company and the remaining Members may exercise the option to purchase the Membership Interest owned by such deceased Member that is not Transferred to a surviving named Member in accordance with this Agreement.

               14.1.7 Selling Person. If any Option Event occurs with respect to any Member, then the Member, trustee of any trust created by such Member, spouse of any Member or personal representative of any Member or any other person who holds legal or beneficial ownership and/or possession of Membership Interest, shall be a “Selling Person” for purposes of this Agreement. If a Member has transferred any portion of such Members’ Membership Interest to a Permitted Transferee pursuant to Section 3.5, then the original Member shall be the Member for purposes of determining whether or not an Option Event has occurred with respect to the Membership Interest held by such Permitted Transferee as if such Membership Interest were held by the original transferring Member.
          14.2 Obligation to Serve Notice. If any Option Event shall occur with respect to any Selling Person, then such Selling Person shall deliver written notice of such Option Event to the Company.
               14.2.1 Third Party Offer Notice. If written notice is notice of a transfer to any person other than a Permitted Transferee, then notice by the Selling Person shall specify in the notice the Membership Interest to be sold, the price for such Membership Interest, the detailed terms and conditions of the sale and the name and other identifying information (including taxpayer identification numbers) of the proposed purchaser.
               14.2.2 Attachment, Levy, Bankruptcy Etc., Notice. If the Option Event is an attachment, levy, or Bankruptcy, the Selling Person shall notify the Company within five (5) business days after the filing or event which initiates the proceeding or process which results in such Option Event and such notice shall include a copy of all papers, agreements, pleadings, petitions and documentation pertaining to such Option Event.
               14.2.3 Dissolution, Severance Notice. If such Option Event is a dissolution of marriage or other proceeding directed to result in the Transfer or award of the Membership Interest as part of any property settlement of a marriage or other domestic relationship to any person who is not a named Member in this Agreement, then the Selling Person shall notify the Company within five (5) days after the event initiating a proceeding which may result in such disposition of property including in such notice all agreements, pleadings, decrees or orders affecting the Membership Interest of the Selling Person.
               14.2.4 Failure to Obtain Consent of Spouse or Domestic Partner. If such Option Event is a failure of a Member to obtain the Consent of Spouse or Domestic Partner to the extent required in accordance with Section 14.7, then notice by the Company that the Company has not received the Consent of Spouse or Domestic Partner shall serve as notice for purposes of this Agreement in lieu of any required notice by the Selling Person.
               14.2.5 Event of Default. If such Option Event is an Event of Default, notice by the Company of the Event of Default shall serve as notice for purposes of this Agreement in lieu of any required notice by a Selling Person.
               14.2.6 Death. If such event is the death of a Member in which a named Member does not succeed to the entire Membership Interest of a deceased Member, then such Member’s trustee or personal representative shall notify the Company within sixty (60) days after the Member’s death, or if the trustee or personal representative must be appointed or qualified by a probate court, then the trustee or personal representative shall notify the Company within ten (10) days after appointment and/or qualification of the trustee or personal representative of the deceased Member, and such notice shall identify the name, address, phone number and other relevant contact information of the trustee or personal representative and shall contain a preliminary description of the proposed disposition of the Membership Interest of the deceased Member.
               14.2.7 Failure to Provide Notice. Failure to provide notice shall not affect the exercisability of any purchase option available to any Affected Member, the Company or the remaining Members. Such purchase option shall be exercisable by the Affected Member, the Company and the remaining Members whether or not notice is given of an Option Event and the Affected Member, the Company and remaining Members may undertake to exercise the purchase option even if a notice has not been delivered by the Selling Person. If no notice is given by a Selling Person as required by this Section 14.2, then the time periods for exercise of the purchase options shall not commence until the Company notifies the Selling Person of the invocation of the exercise process which notice by the Company may be delivered by the Company to the Selling Person at any time after the

Manager of the Company determines that a reasonable belief exists that an option has become exercisable due to occurrence of an Option Event.
          14.3 Exercise of Option by Affected Member or Company.
               14.3.1 Notice By Company to Affected Member and Remaining Members. Upon receipt of a notice from a Selling Person of an Option Event or upon delivery of a notice by the Company to a Selling Person of invocation of the exercise process, the Company shall contact the Selling Person and use reasonable efforts to agree with the Selling Person on the Fair Market Value of the Company’s Property. If the Fair Market Value of the Company’s Property is agreed to within fifteen (15) days after notice is received from a Selling Person that an Option Event has occurred with respect to a Member or within fifteen (15) days after the Company has notified a Selling Person of invocation of the exercise process, the Company shall notify any Affected Member and the remaining Members that an Option Event has occurred. If the Fair Market Value of the Company’s Property needs to be determined, then the Company shall promptly proceed to designate an appraiser and the Appraisal process as specified in Appendix I shall be commenced. Within fifteen (15) days after the determination of the Fair Market Value of the Company’s Property, the Company shall notify any Affected Member and the remaining Members that an Option Event has occurred. The notice by the Company shall state the Membership Interest Percentage of the Membership Interest subject to the option, the identity of the Member and the Selling Person, the purchase price, any other information available to the Company and the time period by specific dates in which the option must be exercised as provided in Section 14.3.2 below.
               14.3.2 Time and Method for Exercise of Option. The Affected Member, the Company and the remaining Members shall each have sixty (60) days following delivery of the notice by the Company required by Section 14.3.1 above to exercise the option to purchase the Membership Interest of a Selling Person. Any option to purchase the Membership Interest of a Member shall be exercised by delivering a written notice to the Company and the Selling Person exercising the purchase options provided in this Agreement and shall specify the Membership Interest Percentage that the Member exercising the purchase options desires to purchase. The exercise of the option to purchase by an Affected Member shall have priority over any exercise by the Company or the remaining Members and exercise of the option to purchase by the Company shall have priority over any exercise by the remaining Members with the Company having the right to purchase only the Membership Interest not purchased by the Affected Member and the remaining Members having the right to purchase only the Membership Interest not purchased by the Affected Member and the Company. Each remaining Member’s Option shall be to purchase the Membership Interest Percentage of the Membership Interest of a Selling Person remaining after the priority purchase by the Affected Member and the Company that the Membership Interest Percentage owned by each remaining Member bears to the total Membership Interest Percentages held by all of the remaining Members.
               14.3.3 Residual Options. If all of the Membership Interest of a Selling Person is not purchased by the Affected Member, the Company or the remaining Members in the first instance in Section 14.3.2, then each Member (other than a Selling Person) desiring to purchase Membership Interest of a Selling Person in excess of such Member’s proportionate amount shall have five (5) days following the period specified in Section 14.3.2 to exercise an Option to purchase an additional portion of the Membership Interest of the Selling Person in proportion to such Member’s Membership Interest Percentage compared to the Membership Interest Percentages of the other Members desiring to purchase an additional portion of the Selling Person’s Membership Interest. This residual option shall be exercised by delivering to the Company and the Selling Person a written notice specifying Membership Interest Percentage that the Member exercising this residual option desires to purchase. This residual option procedure shall be repeated again as many times as is necessary if there remains any portion of the Membership Interest of a Selling Person not purchased and Members (other than the Selling Person) who desire to purchase.
               14.3.4 Transfer After Failure to Exercise Options. If an Affected Member, the Company or the remaining Members do not elect to exercise the Option to purchase all of the Membership Interest of the Selling Person that has given notice as provided in Section 14.2.1, then such Selling Person may sell and Transfer the portion Membership Interest not purchased pursuant to exercise of the Option on the same terms as specified in the notice given pursuant to Section 14.2.1 for a period of one hundred twenty (120) days following the last day available for exercise of an Option. After such one hundred twenty (120) day period, any Membership Interest not sold and Transferred shall again become subject to the Option provided in this Section 14. If an Option has not been timely exercised for all of a Selling Person’s Membership Interest after such Selling Person has given a notice provided in Section 14.2. (other than a notice under Section 14.2.1), then such Selling Person shall have the right to become a Substitute Member holding the Membership Interest not purchased upon satisfaction of the provisions of Section 11.1.
          14.4 Purchase Price.
               14.4.1 Third Party Offer. In the case of a third party offer, the purchase price to be paid for the Membership Interest purchased under this Section 14 shall be the lower of (i) the price in which the Selling Person proposes to sell or Transfer such Membership Interest or (ii) the purchase price for the other Option Events as provided in Section 14.4.2 below.
               14.4.2 Other Option Events. If an Option is exercised by reason of an Option Event other than a third party offer, then the purchase price to be paid for the affected Membership Interest shall be equal to the Capital Account balance of the Membership Interest of the Selling Person adjusted to take into account any Profit or Loss that would be incurred upon sale of the Company’s Property for Fair Market Value less selling costs. In making this determination selling costs shall be deemed to equal to 5% of Fair Market Value.
               14.4.3 Payment of the Purchase Price. The purchase price for purchase of the Membership Interest from the Selling Person shall be paid by delivering the Selling Person a down payment in cash at closing equal to twenty percent (20%) of the purchase price. The balance of the purchase price shall be delivered at closing by a promissory note to be paid in equal monthly installments of principal and interest over a five (5) year period with the rate of interest being set at the applicable federal rate in effect as of the closing of the purchase. If the Option Event causing exercise of such option has resulted from a third party offer, then the payment of the purchase price shall be either on the terms provided in this Section or on the terms under which such third party is willing to purchase the Membership Interest of the Selling Person as determined at the election of the purchasing party. The obligations of each of the purchasing Members to pay the purchase price shall be evidenced by separate promissory notes made by each purchasing Member and shall be several and not joint obligations. The note delivered upon payment of the purchase price shall be secured by a personal property security interest pledge of the Membership Interest purchased with such note. The pledge shall be evidenced by a commercially reasonable pledge agreement.
          14.5 Failure of Selling Person to Cooperate with Purchase. If a Selling Person fails to cooperate with the purchase of the Selling Person’s Membership Interest upon exercise of an Option as provided in this Agreement, then the purchase price in the form required by Section 14.4.3 of this Agreement may be tendered and delivered by the purchaser to the Manager for the account and benefit of the Selling Person. The Manager shall notify the Selling Person in writing of such tender and delivery. Tender and delivery in such a manner shall constitute valid payment for the Membership Interest and a purchase of the Membership Interest of the Selling Person shall be deemed to have been fully effectuated so that all right, title and interest in and to the Membership Interest shall be vested in the purchaser. Upon such tender and delivery, the rights of the Selling Person to the Membership Interest so purchased shall cease and terminate except only for the right to receive the purchase price. Each Member hereby irrevocably appoints the Manager, acting alone, as his or her attorney-in-fact for and in the name of such Member to cause the Membership Interest of any Member who becomes a Selling Person to be purchased and transferred on the books and records of the Company in accordance with the terms of this Agreement and to execute such amendments to this Agreement required to evidence the purchase and transfer. Upon execution of documentation to evidence the purchase and transfer in the form acceptable to the Manager, the purchase price tendered to the Manager of the Company shall be delivered to the Selling Person less all costs and expenses borne by the Selling Person in accordance with this Agreement.
          14.6 Closing for Purchase and Sale of Membership Interest. The purchase and sale of the Membership Interest as provided in this Agreement shall close at such place as the Manager of the Company shall designate. The date for closing of such purchase and sale shall be thirty (30) days after written notice is delivered by the Company to the Selling Person of the election by the Company and/or the remaining Members to purchase all or a portion of the Membership Interest of the Selling Person.

          14.7 Consent of Spouse or Domestic Partner. Each Member who is married, or becomes married in the future or enters into a domestic relationship, shall either (i) cause the Member’s spouse or domestic partner to become a Member of the Company or (ii) cause his or her spouse or domestic partner to execute a consent of spouse or domestic partner in the form approved by the Manager, unless in the discretion of the Manager, a spousal or domestic partner consent is determined to be not warranted. Such consent of spouse or domestic partner shall be delivered to the Company concurrently with execution of this Agreement by such Member or within 60 days after a Member enters into a marriage or domestic partnership in the future.
     15. Dissolution, Liquidation and Termination of the Company.
          15.1 Limitations. The Company may be dissolved, liquidated and terminated pursuant only to the provisions of this Section. The Members hereby waive all their other rights to cause dissolution of the Company or sale or partition of any of its assets.
          15.2 Cause of Dissolution. The first to occur of the following events shall cause the Company to be dissolved:
               (a) The death, Bankruptcy, withdrawal or resignation of any Member accompanied by an election of the nonaffected Members to dissolve the Company;
               (b) The occurrence of an Event of Default accompanied by the election of a Majority in Interest of the Nondefaulting Members to dissolve the Company;
               (c) A unanimous vote of the Members in favor of dissolution and termination of the Company;
               (d) The sale or other disposition of substantially all of the assets of the Company and the receipt in cash of the proceeds thereof; or
               (e) The date on which the Company is dissolved by operation of law or decree of judicial dissolution entered pursuant to the LLC Act.
          15.3 Authority to Wind Up. The Manager has all necessary power required to marshal the assets of the Company, to pay its creditors, to distribute assets and otherwise wind up the business and affairs of the Company. The Manager has the power to continue to conduct the business and affairs of the Company during the period of liquidation of the Company consistent, in the Manager’s judgment, with the orderly winding up of the Company.
          15.4 Liquidation of the Company. Upon dissolution of the Company (a) the Company shall be wound up and liquidated and shall not engage in any activity except that necessary to wind up its business, (b) the non-cash assets shall be liquidated, and (c) the remaining assets shall be distributed as expeditiously as possible.
               15.4.1 Cash Distributions and Profit and Loss Allocations. During the winding up and liquidation period, the Members shall continue to receive Distributions and to share in Profit and Loss for tax purposes as provided in this Agreement. If the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, liquidating Distributions shall be made in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations.
               15.4.2 Distributions. Every Company asset shall be either distributed in kind or sold, as determined by the Manager. The assets shall be distributed according to the following priority:
               (a) Expenses. First, to pay all expenses of winding up, liquidating, and terminating the Company, second, to pay off all Company obligations to creditors;

               (b) Reserves. Then, to establish any reserves which the Manager deems necessary for contingent or unforeseen obligations of the Company, which reserves will be distributed when they are, in the Manager’s judgment, no longer needed; and
               (c) Liquidating Distributions. Liquidating Distributions shall be made in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations only to the Members, if any, who have positive Capital Accounts until reduced to zero (or in the ratio of such Capital Account balances, if more than one Member has a positive Capital Account balance and the amount to be distributed is less than the sum of the positive Capital Account balances), and then to the Members in proportion to their ownership of Membership Interests. If any Member’s interest in the Company is “liquidated” within the meaning of Section 1.761-1(d) of the Regulations, liquidating Distributions, if any, shall be made to such Member in the same amounts and at such times as would have been made to such Member, in accordance with the foregoing provision of this Section, if the Company itself were being “liquidated.” No Member shall have an obligation to contribute amounts to the Company in respect of any deficit balance in their respective Capital Accounts.
          15.5 Filing Certificates of Dissolution and Cancellation. Upon dissolution of the Company, the Manager shall execute and file a Certificate of Cancellation with the Delaware Secretary of State. If the dissolution occurs after the Manager has withdrawn, any Member may file the Certificate of Cancellation. Upon dissolution of the Company, the Company shall cease to carry on its business except for activities required to wind up the business; however, the Company’s separate existence shall continue until the Certificate of Cancellation is filed with the Delaware Secretary of State as required by the LLC Act or until a decree by a court of competent jurisdiction dissolving the Company is entered.
     16. Investment Representations. Each Member by executing this Agreement hereby acknowledges that Membership Interests of the Company are being offered and sold without qualification or registration under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, including California, in reliance upon exemptions from the qualification and registration requirements. Further, each Member represents and warrants that:
               16.1.1 The Member has preexisting personal or business relationship with the Company or its Manager or control persons; or by reason of the Member’s business or financial experience, or by reason of the Member’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, the Member is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting the Member’s own interest in connection with this investment;
               16.1.2 The Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Membership Interest;
               16.1.3 The Member is acquiring the Membership Interest for the Member’s own account only and not with a view to or for sale in connection with any distribution of all or any portion of the Membership Interest;
               16.1.4 The Member is financially able to bear the economic risk of an investment in the Membership Interest, including the total loss thereof; and
               16.1.5 The Member understands that the Membership Interest is a “restricted security” under the Securities Act in that the Membership Interest will be acquired from the Company in a transaction not involving a public offering, and that the Membership Interest may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Membership Interest must be held indefinitely.

     17. Miscellaneous Provisions.
          17.1 Amendment. Except as provided herein, amendments and modifications to this Agreement may be made only by a written amendment executed by all Members. The Manager is hereby appointed as the attorney in fact for all of the Members to execute amendments to this Agreement to reflect he admission of a Member in accordance with Section 11.1.
          17.2 Attorney Fees. If an action is commenced to enforce or interpret any provision hereof, the prevailing party shall be entitled to recover from the other party, reasonable attorney fees and expenses incurred in the action or any appeal of an action, including expert witness fees, photocopying and telephone charges, deposition costs, travel expenses and investigation expenses.
          17.3 Authority. Each individual signing this Agreement represents and warrants that the individual is duly authorized to execute this document and is personally bound, or if executing on behalf of another, is authorized to do so and that the other is bound.
          17.4 Consents. Whenever a Member is asked to provide consent or give its approval, such Member shall not unreasonably withhold, condition or delay giving the consent or approval requested. All consents must be in writing.
          17.5 Counterparts. This document may be executed in multiple counterparts, each of which shall be an original and all of which shall constitute one agreement.
          17.6 Exhibits and Appendices. All Exhibits and Appendices referred to in this Agreement are incorporated in this Agreement by such reference.
          17.7 Interpretation. The provisions hereof shall be interpreted to give effect to their fair meaning and shall be construed as though prepared by all Members. The entire agreement of the Members is set forth herein, and all prior negotiations, documents and discussions are superseded. The Members acknowledge there are no applicable representations, warranties or terms which are not stated herein. The invalidity of any provision shall not affect the validity of any other provision. Section headings are for convenience only and may not be used in interpretations. All interpretations are to be made in accordance with Delaware law. Whenever the words “including,” “include” or “includes” are used in this Agreement, they must be interpreted in a nonexclusive manner as though followed by the words “but [is] not limited to.” Words such as “herein,” “hereinafter” and “hereunder” mean within this Agreement.
          17.8 Notices. All notices required or allowed shall be in writing and shall be sent to the addresses shown on Exhibit A. A Member may change its address for notice by giving notice to the other Members. Notice may be delivered by personal delivery, facsimile transmission during normal business hours of the recipient, an overnight delivery service, or U.S. Mail sent certified with return receipt requested. Notices are effective on the earlier of the date received, the date of the delivery receipt, or the third day after postmark, as applicable.
          17.9 References. All references to this document include references to all its amendments. References to the Property include references to all or part of the Property. References to a Member include, bind, and inure to the benefit of, that Member’s officers, agents, employees, successors in interest and assignees. Reference to days means consecutive calendar days including weekends and holidays.
          17.10 Third-Party Rights. This Agreement is intended to create enforceable rights between the Members only, and creates no rights in, or obligations to, any other Persons whatsoever. Without limiting the generality of the foregoing, as to any third party, a deficit Capital Account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third-party creditors of the Company.
          17.11 Time. Time is of the essence of all provisions hereof where time is a factor.

          17.12 Waiver. No right or remedy will be waived unless the waiver is in writing and signed by the Member claimed to have made the waiver. One waiver will not be interpreted as a continuing waiver.

SIGNATURE PAGE TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
SECURED PRINCIPAL, LLC
The Members and the Manager have made this Agreement as of the Effective Date.

PACKARD FAMILY TRUST DATED JUNE 23, 2003
By:	/s/ John Packard
John Packard, Trustee

STEWART FAMILY TRUST DATED AUGUST 13, 1990 AS RESTATED
By:	/s/ Michael Stewart
Michael Stewart, Trustee

MANAGER
/s/ Tony Brandlin
Tony Brandlin

EXHIBIT A
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
SECURED PRINCIPAL, LLC
MEMBERS

		Membership
Name and Address	Initial Capital Contribution	Interest Percentages

Packard Family Trust dated June 23, 2003	$5,000,500	50%
c/o Pacific Property Assets 3626 E. Pacific Coast Highway Long Beach, CA 90804

Stewart Family Trust dated August 13,	$5,000,500	50%
1990 as restated P.O. Box 2995 Capistrano Beach, CA 92624
MANAGER

Name and Address

Tony Brandlin 2600 Michelson Drive, Suite 920 Irvine, CA 92612	N/A	N/A
Exhibit A Page 1

APPENDIX 1
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
SECURED PRINCIPAL, LLC
DEFINITIONS
     REFERENCES TO “SECTIONS” OR “PARAGRAPHS” CONTAINED IN THIS APPENDIX, UNLESS OTHERWISE IDENTIFIED, ARE REFERENCES TO THE SECTIONS OR PARAGRAPHS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF SECURED PRINCIPAL, LLC, OF WHICH THIS APPENDIX IS A PART.
     Additional Member. A Member admitted as a Member after the Effective Date in a transaction with the Company that is not a Transfer of an existing Membership Interest.
     Affected Member. Defined in Section 14.1.3.
     Affiliate. Any Person, directly or indirectly, through one or more intermediaries, which controls or is controlled by or is under common control with another Person or any spouse or ancestor, lineal descendants, or relatives of the first degree (or their spouses). A Person shall be treated as controlling, controlled by or under common control with any Person with which the spouse or the ancestors, lineal descendants or relatives of the first degree (or their spouses) of such Person or such Person’s spouse controls or is controlled by or is under control. The term “control” as used herein (including the terms “controlling”, “controlled by” and “under common control with”) means any officer, director, general member, managing member or manager of any Person or the possession, direct or indirect, of the power to (a) vote twenty-five percent (25%) or more of the outstanding voting interests of such Person, or (b) otherwise direct management policies of such person or entity, by contract or otherwise.
     Agreement. This Limited Liability Company Agreement.
     Appraisal. Each of the parties requiring an interest or property to be valued shall appoint an appraiser and give notice of the appointment to the other. If either fails to appoint an appraiser within fifteen (15) days of the appointment of the first appraiser, the first appraiser shall be the sole appraiser. Each appraiser appointed shall have at least five (5) years experience appraising interests or property similar to that for which valuation is being sought. Each appraiser shall establish Fair Market Value by reference to such indicators of value as the appraisers deem relevant. If two appraisers are appointed, they shall independently appraise the Fair Market Value within thirty (30) days after notice of appointment of the second appraiser. If the higher appraisal is less than one hundred ten percent (110%) of the lower appraisal, then the Fair Market Value shall be the average of the two appraisals. If not, the two appraisers shall attempt to elect a third appraiser. If no third appraiser is agreed upon within fifteen (15) days after the initial appraisal reports, then either party may ask the presiding judge of the Superior Court for Orange County, California to appoint a third appraiser. The third appraiser shall be a person who has not previously acted in any capacity for either party. The parties in interest shall each pay the fees of the appraiser they appoint, and shall share equally the fees of any appointed third appraiser and the fee charged to make such appointment. Within thirty (30) days after selection of the third appraiser, the third appraiser shall select one of the two appraisals, and such appraisal shall be the Fair Market Value.
     Approval. The express affirmative vote on any matter upon which a vote is required.
     Asset or Assets. Defined in Section 2.5.
     Assignee. A transferee or of a Membership Interest who is not admitted as a Substitute Member and who has only a Member Economic Interest in the Company.
     Bankruptcy. With respect to any Person the occurrence of one or more of the following events:
     (a) The entry of a decree or order by a court of competent jurisdiction (i) adjudging the Person a bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Person under the Federal bankruptcy laws or any other similar applicable law or practice, and if such decree or order referred to in this subsection (a) shall have continued undischarged and unstayed for a period of sixty (60) days.
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     (b) The entry of a decree or order by a court of competent jurisdiction (i) for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Person or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days, or (ii) for the sequestration or attachment of any substantial portion of any property of the Person, without its return to the possession of the Person, or its release from such sequestration or attachment within sixty (60) days thereafter.
     (c) If the Person (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, or (ii) consents to the filing of a bankruptcy proceeding against it, or (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief for itself under the federal bankruptcy laws or any other similar applicable law or practice, or (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for itself or a substantial part of its property, or (v) makes an assignment for the benefit of its creditors, or (vi) is unable to or admits in writing its inability to pay its debts generally as they become due, or (vii) takes any action in furtherance of any of the aforesaid purposes.
     Book Basis. Means with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, (a) if property is contributed to the Company, the initial Book Basis of such property shall equal its fair market value on the date of contribution, and (b) if the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation Section 1.704-1(b) to reflect the fair market value of any Company asset, the Book Basis of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment in accordance with such Treasury Regulation. The Book Basis of all assets shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of assets other than depreciation or amortization.
     Capital Account. A capital account maintained for a Member in accordance with Section 4.3.
     Capital Contribution. The amount of cash or the Gross Asset Value of property each Member contributed to the Company. Capital Contributions do not include amounts paid to any Person concerning any assignment of a Membership Interest or any interest therein or concerning any substitution of a Member.
     Certificate. The Certificate of Formation of the Company, duly filed in the Division of Corporations of the Delaware Secretary of State on April 3, 2008.
     Code. The Internal Revenue Code of 1986, as amended.
     Company Minimum Gain. Has the meaning set forth in Regulation section 1.704-2(d)(1).
     Company. The limited liability company formed pursuant to the Certificate and this Agreement.
     Defaulting Member. A Member who causes or suffers an Event of Default under this Agreement.
     Depreciation. For each Fiscal Year or other period, the depreciation, amortization, or other cost recovery deduction allowable concerning an asset for such period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall bear the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis.
     Distributions. Any cash or other property distributed to Members arising from their Membership Interests.
     Economic Interest. All of the interest of a Member in the Company’s Profits, Losses, Capital Account and Distributions.
     Economic Risk of Loss. Has the meaning in Section 1.752-2 of the Regulations.
     Effective Date. September 15, 2008.
     Event of Default. The following shall constitute an Event of Default:
     If a Member fails to make a required the Capital Contribution when and as provided in Section 4.1.
     If a Member fails to cure any default (other than a failure to make a Capital Contribution) under the terms of this Agreement within five (5) days after receipt of notice from the other Members, specifying the nature of default.
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     Fair Market Value. The value of an interest or property as determined by: (a) mutual consent of the parties in interest or (b) if those parties cannot agree on a value within fifteen (15) days after the event causing the need for valuation, by Appraisal of the Real Property held by the Company.
     Fiscal Year. Defined in Section 12.3.
     Gross Asset Value. An asset’s adjusted basis for federal income tax purposes, except as follows: (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, as determined by the contributing Member and the Company; (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a nominal Capital Contribution; (ii) the Distribution by the Company to a Member of more than a nominal amount of Company property other than money, unless all Members receive simultaneous Distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (iii) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); (c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value on the date of Distribution; and (d) If the Gross Asset Value of an asset is determined or adjusted pursuant to paragraph (a) or (b) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account concerning such asset for purposes of computing Profit and Loss.
     Investors. Defined in Section 2.5.
     LLC Act. The Delaware Limited Liability Company Act.
     Loans. Defined in Section 2.5.
     Majority in Interest. Shall be those Members holding more than 50% of the Membership Percentage Interests held by the Nondefaulting Members.
     Manager. Shall be Tony Brandlin or his successor in accordance with this Agreement.
     Management Rights. All rights of a Member concerning the Company other than that Member’s Economic Interest, and shall include: (a) the right to inspect the books and records of the Company; (b) the right, to the extent specifically provided for in this Agreement, to participate in the business, affairs and management of the Company and to vote on or grant consent or approval concerning matters coming before the Company; and (c) unless this Agreement provides to the contrary, the Manager’s rights to act as agent of the Company.
     Members. Refers collectively to all Persons admitted as members of the Company. Reference to a “Member” is any one of the Members.
     Membership Interest. The entire interest of a Member in the Company representing such Member’s rights, powers and privileges as specified in this Agreement. The term Membership Interest includes the Member’s Management Rights and Economic Interest.
     Membership Interest Percentage. The percentage of ownership of all Membership Interests as set forth on Exhibit A.
     Member Nonrecourse Debt. Has the meaning set forth in Regulation section 1.704-2(b)(4).
     Member Nonrecourse Minimum Gain. Has the meaning set forth in Regulation section 1.704-2(i)(2).
     Member Nonrecourse Deductions. Has the meaning set forth in Regulation section 1.704-2(i)(2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the excess, if any, of the net increase, if any, in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year, over the aggregate amount of any distributions during such year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Regulation section 1.704-2(i)(2).
     Nondefaulting Member. A Member who has not caused or suffered an Event of Default under this Agreement while another Member is in default under this Agreement.
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     Nonrecourse Deductions. Has the meaning set forth in Regulation section 1.704-2(c). The amount of Nonrecourse Deductions for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that fiscal year, over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Regulation section 1.704-2(c).
     Nonrecourse Liability. Has the meaning set forth in Regulation section 1.704-2(b)(3).
     Option. defined in Section 14.1.
     Option Event. Defined in Section 14.1.
     Ownership Entities. Defined in Section 2.5.
     Permitted Transferee. Any of the following: (a) any member of a Member’s immediate family consisting of a Member’s spouse, ancestors or lineal descendants; (b) a trust, corporation, limited liability company or partnership controlled by a Member or members of such Member’s immediate family; or (c) another Person controlling, controlled by, or under common control with a Member.
     Person. A natural person, domestic or foreign corporation, partnership, limited liability company, trust, estate, association or any other individual or entity with legal capacity to enter into a contract.
     Profit and Loss. For each Fiscal Year, an amount equal to the taxable income or loss of the Company for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (a) if the Gross Asset Value of any Company asset is adjusted pursuant to the provisions of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss; (b) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; (c) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation; (d) any receipts of the Company that are exempt from federal income tax and are not otherwise included in taxable income or loss shall be added to such taxable income or loss; and (e) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken in account in computing taxable income or loss pursuant to this paragraph, shall be subtracted from such taxable income or added to such taxable loss.
     Property. Shall mean any real property assets of the Company.
     Regulations. The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time, including corresponding provisions of succeeding regulations.
     Secured Notes. Defined in Section 2.5.
     Selling Person. Defined in Section 14.1.8.
     Substitute Member. An Assignee who has been admitted to all the rights of membership pursuant to this Agreement.
     Tax Matters Member. The Member, designated by a Majority in Interest, who is authorized and required to represent the Company at Company expense in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds as necessary and reasonable for professional services and costs associated therewith. The Members hereby appoint Michael Stewart as the initial Tax Matters Member.
     Transfer. Any sale, conveyance, assignment, disposition or hypothecation of a Membership Interest.
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